EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS SECOND QUARTER 2013 RESULTS

Bethpage, N.Y., August 2, 2013 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the second quarter ended June 30, 2013.  Please note that in connection with the recent sales of Bresnan Broadband Holdings, LLC (Bresnan Cable) to Charter Communications Operating, LLC and substantially all of Clearview Cinemas (Clearview) to Bow Tie Cinemas, operating results of Bresnan Cable and Clearview are reflected in the Company's consolidated financial statements as discontinued operations for all periods presented.

Second quarter consolidated net revenues increased 0.8% to $1.570 billion, consolidated adjusted operating cash flow (“AOCF”)1 decreased 11.8% to $439.0 million and consolidated operating income decreased 26.3% to $197.8 million, all compared with the prior year period.

Operating highlights for the second quarter 2013 include:

•	Sequential Total Company AOCF and operating income growth of 26.2% and 84.2%, respectively, compared with Q1 2013.
•	Average Monthly Revenue per Basic Video Customer (“RPS”) of $162.42, an increase of $5.49 or 3.5%, compared with the prior year period.

Cablevision President and CEO James L. Dolan said, “Cablevision’s pricing and operational initiatives helped drive sequential AOCF growth in the second quarter.  We also generated solid growth in our RPS, both sequentially and year-over-year.  In addition, we have delivered significant product enhancements, including an across-the-board increase in Internet speeds, our new Multi-Room DVR and our industry-leading Wi-Fi initiatives.  These types of advancements are providing an increasingly compelling proposition for new and existing customers."

1.	See definition of AOCF included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Telecommunications Services – Cable Television and Lightpath

Telecommunications Services includes Cable Television – Cablevision’s video, high-speed data, and voice residential and commercial services offered over its cable infrastructure -- and its “Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the second quarter 2013 increased 0.9% to $1.480 billion, AOCF decreased 10.3% to $486.6 million and operating income decreased 18.6% to $270.7 million, all compared with the prior year period.

Cable Television

Cable Television second quarter 2013 net revenues increased 0.9% to $1.402 billion principally due to continued growth of data and voice customers and higher data rates partially offset by lower video revenues and a decrease in advertising revenues, compared to the prior year period.  AOCF decreased 11.3% to $450.8 million and operating income decreased 20.0% to $257.3 million, all compared with the prior year period.  Second quarter 2013 AOCF results reflect higher operating expenses, primarily programming and employee costs.

The following table illustrates the change in the Cable Television customer base in the New York Metro area during the second quarter of 2013:

Customer Data

(rounded to nearest thousand)

	Total March 31, 2013	Net Gain/(Loss)	Total June 30, 2013

Total Customers(a)	3,235	(11)	3,224

Video	2,888	(20)	2,868
High-Speed Data	2,786	1	2,787
Voice Customers	2,287	3	2,290

Serviceable Passings	4,991	13	5,004

(a)	Total customers are defined as the number of households/businesses that receive at least one of the Company's services.

Lightpath

For second quarter 2013, Lightpath net revenues increased 1.6% to $82.5 million, AOCF increased 3.8% to $35.8 million and operating income increased 22.4% to $13.5 million, each as compared with the prior year period.  Second quarter results reflect an increase in revenue from Ethernet services versus the prior year period.

Other

Other primarily consists of Newsday, News 12 Networks, MSG Varsity, Cablevision Media Sales Corporation and certain other businesses and unallocated corporate costs.

Second quarter 2013 net revenues decreased 1.0% to $94.5 million, AOCF deficit increased by 6.2% to a deficit of $47.5 million and operating loss increased 13.2% to a loss of $73.0 million, all compared with the prior year period.  Second quarter results primarily reflect a decline of advertising revenues at Newsday partially offset by lower operating costs.

Other Matters

On July 30, 2013, the Board of Directors of Cablevision declared a quarterly dividend of $0.15 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock.  This quarterly dividend is payable on September 5, 2013 to shareholders of record at the close of business on August 15, 2013.

There were no repurchases of stock during the second quarter of 2013.  As of June 30, 2013, the Company had approximately $455 million available under its stock repurchase authorizations.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares, restricted stock units and stock options, the expense associated with an award that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP").  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders.  We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation (NYSE: CVC) is one of the nation’s leading media and telecommunications companies, delivering its Optimum-branded television, Internet, and voice offerings throughout the New York area. Cablevision’s local media properties include News 12 Networks, MSG Varsity and Newsday Media Group. Additional information about Cablevision is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Bret Richter
	Executive Vice President	Senior Vice President
	Media and Community Relations	Financial Strategy & Development
	(516) 803-1013	(516) 803-2270

Cablevision’s Website:  www.cablevision.com
The conference call will be webcast live today at 10:00 a.m. ET
Conference call dial-in number is (888) 694-4641/ Conference ID Number 11261034/ Conference call replay number (855) 859-2056/ Conference ID Number 11261034 until August 9, 2013

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013(a)	2012(a)	2013(a)	2012(a)

Revenues, net	$1,569,619	$1,556,618	$3,080,847	$3,077,048

Adjusted operating cash flow	439,035	497,948	787,002	971,351
Share-based compensation expense	(12,276)	(13,492)	(28,292)	(23,740)
Restructuring credit	273	93	638	391
Operating income before depreciation and amortization	427,032	484,549	759,348	948,002
Depreciation and amortization (including impairments)	229,269	216,361	454,198	427,536
Operating income	197,763	268,188	305,150	520,466
Other income (expense):
Interest expense, net	(159,303)	(166,468)	(312,587)	(333,430)
Gain (loss) on investments, net	(2,789)	42,113	96,669	177,438
Gain (loss) on equity derivative contracts, net	19,206	(16,137)	(52,510)	(127,331)
Loss on interest rate swap contracts, net	-	(183)	-	(1,828)
Write-off of deferred financing costs	(6,637)	-	(6,637)	-
Miscellaneous, net	489	260	868	804
Income from continuing operations before income taxes	48,729	127,773	30,953	236,119
Income tax expense	(20,507)	(50,534)	(9,864)	(91,639)
Income from continuing operations	28,222	77,239	21,089	144,480
Income (loss) from discontinued operations, net of income taxes	107,495	(13,450)	98,230	(23,587)
Net income	135,717	63,789	119,319	120,893
Net income attributable to noncontrolling interests	(358)	(260)	(101)	(117)
Net income attributable to Cablevision Systems Corporation stockholders	$135,359	$63,529	$119,218	$120,776

Basic net income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.11	$0.29	$0.08	$0.54
Income (loss) from discontinued operations	$0.41	$(0.05)	$0.38	$(0.09)
Net income	$0.52	$0.24	$0.46	$0.46
Basic weighted average common shares (in thousands)	260,614	263,428	260,060	265,423

Diluted net income (loss) per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.11	$0.29	$0.08	$0.53
Income (loss) from discontinued operations	$0.41	$(0.05)	$0.37	$(0.09)
Net income	$0.51	$0.24	$0.45	$0.45
Diluted weighted average common shares (in thousands)	264,828	267,482	264,434	270,760

Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$27,864	$76,979	$20,988	$144,363
Income (loss) from discontinued operations, net of income taxes	107,495	(13,450)	98,230	(23,587)
Net income	$135,359	$63,529	$119,218	$120,776

(a)	Operating results of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:

•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.
•	Restructuring credit (expense). This adjustment eliminates the expense or credit associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.
•	Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(a)

	Six Months Ended June 30,
	2013(b)	2012(b)

Net cash provided by operating activities(c)	$501,566	$547,173
Less: capital expenditures(d)	(495,850)	(464,423)
Consolidated free cash flow from continuing operations	$5,716	$82,750

(a)	See Non-GAAP Financial Measures on page 3 of this release for a definition and discussion of Free Cash Flow from Continuing Operations.
(b)	Operating results of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented.
(c)	The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.
(d)	See page 11 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended June 30,		%
	2013(a)	2012(a)	Change

Cable Television	$1,402,392	$1,390,367	0.9%
Lightpath	82,469	81,136	1.6%
Eliminations(b)	(4,482)	(4,880)	8.2%
Telecommunications	1,480,379	1,466,623	0.9%
Other(c)	94,521	95,482	(1.0)%
Eliminations(d)	(5,281)	(5,487)	3.8%
Total Cablevision	$1,569,619	$1,556,618	0.8%

	Six Months Ended June 30,		%
	2013(a)	2012(a)	Change

Cable Television	$2,758,189	$2,755,717	0.1%
Lightpath	164,945	160,669	2.7%
Eliminations(b)	(9,265)	(9,920)	6.6%
Telecommunications	2,913,869	2,906,466	0.3%
Other(c)	177,439	181,434	(2.2)%
Eliminations(d)	(10,461)	(10,852)	3.6%
Total Cablevision	$3,080,847	$3,077,048	0.1%

(a)	Operating results of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented.
(b)	Represents intra-segment revenues.
(c)	Represents revenues of Newsday, News 12 Networks, Cablevision Media Sales Corp., and certain other entities.
(d)	Represents inter-segment revenues.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS (Cont’d)
(Dollars in thousands)
(Unaudited)

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended June 30,		%	Three Months Ended June 30,		%
	2013(a)	2012(a)	Change	2013(a)	2012(a)	Change

Cable Television	$450,777	$508,213	(11.3)%	$257,277	$321,656	(20.0)%
Lightpath	35,776	34,460	3.8%	13,466	11,000	22.4%
Telecommunications	486,553	542,673	(10.3)%	270,743	332,656	(18.6)%
Other(b)	(47,518)	(44,725)	(6.2)%	(72,980)	(64,468)	(13.2)%
Total Cablevision	$439,035	$497,948	(11.8)%	$197,763	$268,188	(26.3)%

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Six Months Ended June 30,		%	Six Months Ended June 30,		%
	2013(a)	2012(a)	Change	2013(a)	2012(a)	Change

Cable Television	$829,549	$1,000,753	(17.1)%	$436,744	$633,155	(31.0)%
Lightpath	70,620	67,179	5.1%	25,508	21,618	18.0%
Telecommunications	900,169	1,067,932	(15.7)%	462,252	654,773	(29.4)%
Other(b)	(113,167)	(96,581)	(17.2)%	(157,102)	(134,307)	(17.0)%
Total Cablevision	$787,002	$971,351	(19.0)%	$305,150	$520,466	(41.4)%

(a)	Operating results of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented.
(b)	Includes unallocated corporate general and administrative costs and the operating results of Newsday, News 12 Networks, MSG Varsity, Cablevision Media Sales Corp., and certain other items. In addition, amounts include costs historically allocated to Bresnan Cable and Clearview that were not eliminated as a result of the Bresnan Cable and Clearview sale.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF CABLE TELEVISION OPERATING STATISTICS(a)
(Unaudited)

CABLE TELEVISION	June 30, 2013(b)	March 31, 2013(b)	June 30, 2012

(in thousands)
Customer Relationships(c)	3,224	3,235	3,274
Video Customers	2,868	2,888	2,954
High-Speed Data Customers	2,787	2,786	2,755
Voice Customers	2,290	2,287	2,255

Serviceable Passings (in thousands)(d)	5,004	4,991	4,948

Penetration
Customer Relationships to Serviceable Passings	64.4%	64.8%	66.2%
Video Customers to Serviceable Passings	57.3%	57.9%	59.7%
High-Speed Data Customers to Serviceable Passings	55.7%	55.8%	55.7%
Voice Customers to Serviceable Passings	45.8%	45.8%	45.6%

Revenues for the three months ended (dollars in millions)

Video(e)	$793	$767	$810
High-Speed Data	338	330	309
Voice	211	209	208
Advertising	37	27	40
Other(f)	23	23	23
Total Cable Television Revenue	$1,402	$1,356	$1,390

Average Monthly Cable Television Revenue per Customer Relationship (“RPC”)(g)	$144.74	139.80	$141.72
Average Monthly Cable Television Revenue per Video Customer (“RPS”)(h)	$162.42	156.34	$156.93

(a)	Operating results of Bresnan Cable have been reflected in discontinued operations for all periods presented.
(b)	Amounts exclude customers located in the areas most severely impacted by Superstorm Sandy who we have been unable to contact and those whose billing we have decided to suspend temporarily during restoration of their homes. As of June 30, 2013 these customers represent approximately 2 thousand customer relationships, video, high-speed data and voice, respectively. As of March 31, 2013 these customers represent approximately 6 thousand customer relationships, 5 thousand video, 5 thousand high-speed data and 4 thousand voice.
(c)	Represents the number of households/businesses that receive at least one of the Company's services.
(d)	Includes residential and commercial passings.
(e)	Includes equipment rental, DVR, video-on-demand and pay-per-view revenue.
(f)	Includes installation revenue, home shopping, advertising sales commissions and other product offerings.
(g)	RPC is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of customer relationships for the quarter.
(h)	RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of video customers for the quarter.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

June 30, 2013

Cash and cash equivalents	$449,510

Credit facility debt	$3,937,092
Senior notes and debentures	5,492,755
Collateralized indebtedness	690,909
Capital lease obligations and other	64,704
Debt	$10,185,460

LEVERAGE

Debt	$10,185,460
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	690,909
Cash and cash equivalents	449,510
Net debt	$9,045,041

Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	5.2x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	3.4x
CSC Holdings notes and debentures leverage ratio(e)(f)	3.6x
Cablevision senior notes leverage ratio(e)(g)	5.6x

(a)	Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the Company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.
(b)	Leverage ratios are based on face amount of outstanding debt.
(c)	AOCF is annualized based on the second quarter 2013 results, as reported.
(d)	Reflects the net debt to cash flow ratio as defined in the CSC Holdings’ credit facility debt agreement (which excludes approximately $2.9 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Newsday). The annualized AOCF (as defined) used in the Restricted Group leverage ratio was $1.861 billion.
(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $640 million senior secured credit facility.
(f)	Reflects the debt to cash flow ratio applicable under CSC Holdings’ senior notes and debentures indentures (which excludes approximately $2.9 billion of Cablevision’s senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Newsday). The annualized AOCF (as defined) used in the CSC Holdings notes and debentures leverage ratio was $1.861 billion.
(g)	Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include approximately $2.9 billion of Cablevision’s senior notes plus $754 million of Cablevision’s senior notes that were contributed to Newsday Holdings LLC.

 CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,
	2013	2012
CAPITAL EXPENDITURES(a)

Consumer premise equipment	$78,361	$82,816
Scalable infrastructure	76,844	104,649
Line extensions	7,992	8,956
Upgrade/rebuild	10,710	5,717
Support	48,606	39,486
Total Cable Television	222,513	241,624
Lightpath	26,324	23,220
Total Telecommunications	248,837	264,844
Other(b)	9,673	11,437
Total Cablevision	$258,510	$276,281

	Six Months Ended June 30,
	2013	2012
CAPITAL EXPENDITURES(a)

Consumer premise equipment	$162,087	$134,915
Scalable infrastructure	131,181	157,610
Line extensions	13,950	16,080
Upgrade/rebuild	16,997	9,098
Support	97,152	74,470
Total Cable Television	421,367	392,173
Lightpath	52,738	48,875
Total Telecommunications	474,105	441,048
Other(b)	21,745	23,375
Total Cablevision	$495,850	$464,423

(a)	Operating results of Bresnan Cable and Clearview have been reflected in discontinued operations for all periods presented.
(b)	Other primarily includes Newsday, News 12 Networks, MSG Varsity, Cablevision Media Sales Corporation and Corporate.